LIBERTY STAR URANIUM & METALS CORP.

http://www.LibertyStarUranium.com/
October 23, 2007	OTCBB: LBSU
NR 59	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR URANIUM ANNOUNCES COMPLETION OF ITS COMPREHENSIVE GEOCHEMICAL SAMPLING OF URANIUM TARGETS

Tucson, Arizona—October 23, 2007—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce  it has completed collection of 13,000 cross section soil samples across pipe target features (Pipes). Another 1,020 samples over previously sampled Pipes which are part of the XState Resources Limited (ASX Symbol: XST) joint venture Phase 2 detailed grid sampling were completed earlier. Thus, a total of 14,020 samples have been collected. Of these, 8,010 samples have been assayed by a certified analytical laboratory in Vancouver BC, Canada for sixty three elements. That assay program continues apace and is expected to be completed by the end of November. Shipment and treatment of these samples follow Canadian Instrument 43-101 guidelines with chain of custody records and quality assurance/quality control (QA/QC) duplicate and control assay samples inserted regularly into the sample stream.

Additionally, 110 of the Pipes have been covered by detailed geologic, mineralization, alteration and leached-cap mapping. This mapping, which is costing about half its budgeted amount, is expected to be complete by the end of the year. Collection of radiometric readings (by scintillometer and/or gamma ray spectrometer, devices which detect radioactivity) on all geochem sample sites is also underway and is expected to be completed by the end of October.

Interpretation of the geochemical data—approximately 883,260 individual elemental determinations (assays)—is ongoing. Pattern analysis of the various geochemical elements over known mineralized Pipes is giving a “geochemical fingerprint” which is being used to prioritize other Pipes which have not been explored. These data will be used in conjunction with the detailed geological mapping and radiometric readings to determine which pipes should receive additional geochemical sampling. Shallow drilling, before deep drilling, may also be used to test for ore grade mineralization.

The geochemical data interpretation process and results are judged by the Company to be unique and a confidential Company trade secret. Thus no specific details related to this methodology will be discussed. However, evaluations will be reported by news release as interpretations come to conclusion.

In simple terms, the sampling appears to be giving us exciting data as was predicted from initial trial work. Geochemical fingerprints combined with other data will be a particularly valuable tool in determining which Pipes have the best potential for containing ore.

The Company is very excited about these results and work is continuing as quickly as possible.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per  ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that the shipment and treatment of the samples will follow Canadian Instrument 43-101 guidelines with chain of custody records and quality assurance/quality control (QA/QC) duplicate and control assay samples inserted regularly into the sample stream; that the assay program will cost about half its budgeted amount; that the results of the geochemical data interpretation will be used in conjunction with the specified technology to determine which pipes should receive additional geochemical sampling or other work; that deep drilling to test for ore grade mineralization and ore definition drilling will occur; that evaluations will be reported by news release as interpretations come to conclusion and that geochemical fingerprints combined with other data will be a particularly = valuable tool in determining which Pipes have the best potential for containing ore.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to agree with our joint venture partners as to the work to be performed; that our application to drill may be denied; that weather, = logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially = exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals Investor Relations

Tracy Myers (520) 731-8786

AGORACOM Investor Relations

http://www.agoracom.com/ir/libertystar

lbsu@agoracom.com

lbsu@agoracom.com